Exhibit 99.1

FOR IMMEDIATE RELEASE:

February 17, 2009

Media Contact:

Roger Johnson, Overstock.com, Inc.

+1 (801) 947-4430

rogjohnson@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Announces $20 Million Debt Repurchase Program

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) announced that its board of directors today authorized a repurchase program which allows the Company to repurchase its Convertible Senior Notes. The board authorized the $20 million repurchase program for the purpose of reducing the Company’s indebtedness under its outstanding senior notes at a discount to the principal amount of the notes. The Convertible Senior Notes may be repurchased from time to time in open market transactions or otherwise, subject to market conditions and other factors.

The Company’s director of investor relations, Kevin Moon, is available to answer questions about this announcement. He can be reached at (801) 947-3282, or by e-mail at kmoon@overstock.com.

About Overstock.com

Overstock.com, Inc. is an online retailer offering brand-name merchandise at discount prices.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com. Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

# # #

Overstock.com® is a registered trademark of Overstock.com, Inc.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the Company’s possible repurchase of any of its Convertible Senior Notes. Our Form 10-K/A for the year ended December 31, 2007, our subsequent quarterly reports on Form 10-Q, or any amendments thereto, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.